Exhibit 5.1

December 22, 2022
Pilgrim’s Pride Corporation 1770 Promontory Circle Greeley, Colorado 80634-9038

Re: $1.0 billion 4.250% Sustainability-Linked Senior Notes due 2031 and $900.0 million 3.500% Senior Notes due 2032

Ladies and Gentlemen:

We have acted as New York counsel to (i) Pilgrim’s Pride Corporation, a Delaware corporation (“PPC”) and (ii) Pilgrim’s Pride Corporation of West Virginia, Inc., a West Virginia corporation, Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, each a Minnesota limited liability company (collectively, the “Subsidiary Guarantors”), in connection with PPC’s offer to exchange (the “Exchange Offers”) up to (i) $1.0 billion aggregate principal amount of its 4.250% Sustainability-Linked Senior Notes due 2031 (the “Existing 2031 Notes”) for newly issued and registered 4.250% Sustainability-Linked Senior Notes due 2031 (the “Registered 2031 Notes”), and (ii) $900.0 million aggregate principal amount of its 3.500% Senior Notes due 2032 (the “Existing 2032 Notes,” and together with the Existing 2031 Notes, the “Existing Notes”) for newly issued and registered 3.500% Senior Notes due 2032 (the “Registered 2032 Notes,” and together with the Registered 2031 Notes, the “Registered Notes”), pursuant to a registration statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The Existing 2031 Notes were issued, and the Registered 2031 Notes are to be issued, under an indenture, dated as of April 8, 2021 (as amended by that certain First Supplemental Indenture, dated as of September 22, 2022, the “2031 Notes Indenture”), by and among PPC, the Subsidiary Guarantors and Regions Bank, as trustee (the “Trustee”), filed as Exhibit 4.3 to PPC’s Form 8-K filed with the Commission on April 9, 2021. The Existing 2032 Notes were issued, and the Registered 2032 Notes, are to be issued under an indenture, dated as of September 2, 2021 (as amended by that certain First Supplemental Indenture, dated as of September 22, 2022, the “2032 Notes Indenture” and, together with the 2031 Notes Indenture, the “Indentures”), by and among PPC, the Subsidiary Guarantors and the Trustee, filed as Exhibit 4.6 to PPC’s Form 8-K filed with the Commission on September 2, 2021. The Registered Notes will be guaranteed by the Subsidiary Guarantors pursuant to the terms of the Indentures (the “Guarantees”).

In connection with our opinions expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and other statements of government officials and corporate officers of PPC and the Subsidiary Guarantors as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(i)	PPC’s Amended and Restated Certificate of Incorporation of PPC, dated December 28, 2009, filed as Exhibit 3.1 to PPC’s Form 8-K filed with the Commission on May 3, 2021;

(ii)	PPC’s Amended and Restated Corporate Bylaws effective as of September 3, 2017, filed as Exhibit 3.2 to PPC’s Form 8-K filed with the Commission on May 3, 2021;

(iii)	the resolutions adopted by PPC’s board of directors on December 21, 2022;

(iv)	the Indentures;

(v)	the forms of Registered Notes included in each Indenture; and

(vi)	the Registration Statement.

We have relied, to the extent we deem such reliance proper, upon certificates of public officials and, as to any facts material to our opinions, upon certificates of officers of the parties and the representations of the parties. In rendering such opinions, we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the legal capacity of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents, and the accuracy and completeness of all public records examined by us and the accuracy of English translations of all documents originally in other languages.

In making our examination of documents executed by parties other than PPC, we have assumed that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof.

In rendering the opinion contained herein, we have assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the Registered Notes and Guarantees thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) PPC will issue and deliver the Registered Notes and the Subsidiary Guarantors will issue and deliver the Guarantees in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing PPC to issue, offer and sell the Exchange Notes have been adopted by PPC’s board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Registered Notes are offered or sold by PPC; and (v) all the Registered Notes and Guarantees will be in substantially the form attached to the applicable Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon PPC or the Subsidiary Guarantors.

We have further assumed that the Registered Notes and Guarantees will be delivered by PPC and the Subsidiary Guarantors in accordance with applicable laws and sold as contemplated in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the Registered Notes have been duly authorized by all necessary corporate action, executed, issued and delivered by PPC and authenticated by the Trustee in accordance with the provisions of the Indentures, and exchanged for the Existing Notes in accordance with the terms of the Exchange Offers as set forth in the Registration Statement, (a) the Registered Notes will constitute valid and binding obligations of PPC enforceable against PPC in accordance with their terms and (b) the Guarantees will constitute valid and binding obligations of each Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with their terms.

The foregoing opinions as to enforceability of obligations of PPC and the Subsidiary Guarantors are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality), (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed above are limited to questions arising under the law of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for PPC and the Subsidiary Guarantors appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

White & Case LLP

DN : VM : KK : JC